SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NEW RELIC, INC.

(Name of Registrant as Specified In Its Charter)

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NEW RELIC, INC.

188 Spear Street, Suite 1200

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On August 18, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of New Relic, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, August 18, 2015 at 9:00 a.m. local time at the offices of our outside counsel, Cooley LLP, at 101 California Street, 5th Floor, San Francisco, California 94111 for the following purposes:

1.	To elect the two nominees for director named herein to the Board of Directors to hold office until the 2018 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending March 31, 2016.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the upcoming Annual Meeting is June 23, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Tuesday, August 18, 2015 at 9:00 a.m. local time at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, California 94111.

The Annual Report on Form 10-K and the Proxy Statement for the Annual Meeting

are available at http://www.proxyvote.com.

By Order of the Board of Directors

/s/ Robin Schulman

Robin Schulman
Vice President, General Counsel, and Secretary

San Francisco, California
July 2, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet or, if you receive a proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a proxy card by mail, the instructions are printed on your proxy card and included in the accompanying proxy statement. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

NEW RELIC, INC.

188 Spear Street, Suite 1200

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

August  18, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of New Relic, Inc. (the “Company” or “New Relic”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about July 2, 2015 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after July 12, 2015.

How do I attend the Annual Meeting?

The meeting will be held on Tuesday, August 18, 2015 at 9:00 a.m. local time at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, California 94111. For directions, please call the offices of Cooley LLP at (415) 693-2000. Information on how to vote in person at the meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on June 23, 2015 will be entitled to vote at the meeting. On this record date, there were 47,445,899 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on June 23, 2015 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy over the telephone, through the Internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 23, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of selection by the Audit Committee of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending March 31, 2016.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy over the telephone, through the Internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on August 17, 2015 to be counted.

•	To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m., Eastern Time on August 17, 2015 to be counted.

•	To vote using the proxy card that may be delivered to you, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from New Relic. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of June 23, 2015.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by telephone or through the Internet, by requesting and returning a printed proxy card, or by submitting a ballot in person at the Annual Meeting.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the proxy card that may be delivered to you, or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1 without your instructions, but may vote your shares on Proposal No. 2 even in the absence of your instructions.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 188 Spear Street, Suite 1200, San Francisco, California 94105.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 4, 2016 to our Corporate Secretary at 188 Spear Street, Suite 1200, San Francisco, California 94105, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2016 Annual Meeting of Stockholders is held before July 19, 2016 or after September 17, 2016, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2016 Annual Meeting of Stockholders.

Pursuant to our amended and restated bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2016 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on May 20, 2016 nor earlier than the close of business on April 20, 2016. However, if our 2016 Annual Meeting of Stockholders is not held between July 19, 2016 and September 17, 2016, to be timely, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the 2016 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2016 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2016 Annual Meeting of Stockholders is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

The chair of the 2016 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2016 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) any proposal made in accordance with our amended and restated bylaws, if the 2016 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, and if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold,” and broker non-votes; and, with respect to the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, votes “For,” “Against,” and abstentions.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees to serve until the 2018 Annual Meeting of Stockholders receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2, ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2016, must receive “For” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. If you select to “Abstain” from voting on Proposal No. 2, it will have the same effect as an “Against” vote. Broker non-votes will have no effect; however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if shares representing a majority of the common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 47,445,899 shares of common stock outstanding and entitled to vote. Thus, the holders of 23,722,950 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has six members. There are two directors in the class whose term of office expires in 2015. If elected at the Annual Meeting, each of these nominees would serve until the 2018 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, or removal. Under our Corporate Governance Guidelines, directors are expected to attend each Annual Meeting of Stockholders. Because we completed our initial public offering in December 2014, we did not hold an Annual Meeting of Stockholders in 2014.

The following table sets forth information with respect to our directors, including the two nominees for election at the Annual Meeting, as of June 1, 2015:

NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION/ POSITION HELD WITH THE COMPANY
Class I Directors—Nominees for Election at the Annual Meeting
Sarah Friar	42	Dec. 2013	Chief Financial Officer of Square, Inc.
Adam Messinger	43	Apr. 2014	Chief Technology Officer of Twitter, Inc.

Class II Directors—Continuing in Office until the 2016 Annual Meeting of Stockholders
Peter L.S. Currie	58	Mar. 2013	President of Currie Capital LLC
Dan Scholnick	37	Oct. 2008	General Partner of Trinity Ventures

Class III Directors—Continuing in Office until the 2017 Annual Meeting of Stockholders
Lewis Cirne	45	Feb. 2008	Founder, Chief Executive Officer, and Director of New Relic
Peter Fenton	42	Feb. 2008	General Partner of Benchmark Capital Partners and Chairman of the Board of Directors of New Relic

Each of the nominees for election at the Annual Meeting was recommended for election by the Nominating and Corporate Governance Committee. Each of the nominees is currently a director of the Company and was appointed to the Board prior to the initial public offering by the then current members of the Board. Messrs. Cirne, Fenton, and Scholnick were appointed to the Board pursuant to the provisions of a voting agreement entered into by certain of our stockholders—including Mr. Cirne and entities affiliated with Benchmark Capital Partners and Trinity Ventures—which terminated upon the completion of our initial public offering. Mr. Currie was also appointed to the Board prior to the initial public offering by the then-current members of the Board.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting. The biographies below also include information regarding the specific experience, qualifications, attributes, or skills of each nominee or director that led the Nominating and Corporate Governance Committee to determine that such individual should serve as a member of the Board.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

Sarah Friar has served as a member of our Board since December 2013. Since July 2012, Ms. Friar has served as the Chief Financial Officer of Square, Inc., a provider of payment processing and point-of-sale systems for businesses and mobile payment offerings for consumers. From April 2011 to July 2012, she served as the Senior Vice President, Finance & Strategy at salesforce.com, inc., a software company. From July 2000 to April 2011, she was employed by The Goldman Sachs Group, Inc., an investment banking company, most recently as a Managing Director in the Equity Research Division covering software and as the Business Leader for the Technology Research Business Unit. Ms. Friar also served as a member of the board of directors of Model N, Inc. from September 2012 until May 2015. Ms. Friar holds a M.Eng. in Metallurgy, Economics and Management from the University of Oxford and an M.B.A. from Stanford University. We believe Ms. Friar is qualified to serve as a member of our Board because of her strong financial and operational expertise and her knowledge of technology companies.

Adam Messinger has served as a member of our Board since April 2014. Since March 2013, Mr. Messinger has served as the Chief Technology Officer of Twitter, Inc., an online social media company, where he previously served as Vice President of Application Development from April 2012 to March 2013, and Vice President of Platform Development from November 2011 to April 2012. Prior to that, Mr. Messinger was Vice President of Development at Oracle Corporation, a computer technology company, from January 2008 to November 2011. Mr. Messinger holds a B.S. in Physics and Computer Science from Willamette University and an M.S. in Management from Stanford University. We believe Mr. Messinger is qualified to serve as a member of our Board because of his extensive experience in the software development industry, both as a developer of tools for other developers and of large online services and as an executive at a variety of software development organizations.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

Peter L.S. Currie has served as a member of our Board since March 2013. Since April 2004, Mr. Currie has served as President of Currie Capital LLC, a private investment firm. Mr. Currie previously served as Executive Vice President and Chief Administrative Officer of Netscape Communications Corporation, a software company, and as Executive Vice President and Chief Financial Officer of McCaw Cellular Communications, Inc., a wireless communications company. Mr. Currie currently serves on the boards of directors of Schlumberger Limited, Twitter, Inc., and a number of privately-held companies. Mr. Currie previously served on the boards of directors of Clearwire Corporation, CNET Networks, Inc., Safeco Corporation, and Sun Microsystems, Inc. Mr. Currie currently serves as President of the board of trustees of Phillips Academy. Mr. Currie holds a B.A. in Economics and French Literature from Williams College and an M.B.A. from Stanford University. We believe Mr. Currie is qualified to serve as member of our Board because of his strong financial and operational expertise as a result of his service on the boards of directors of numerous other companies and experience serving in senior operating roles in high-growth, technology-driven companies.

Dan Scholnick has served as a member of our Board since October 2008. Mr. Scholnick served as an Associate at Trinity Ventures, a venture capital firm, since September 2007, and has served as General Partner since 2010. Prior to that, he worked at SVB Capital, the venture capital investment arm of SVB Financial Group, from 2004 to 2005, and founded Flurry, Inc., a mobile analytics software company, in 2005. Mr. Scholnick holds an A.B. in Computer Science from Dartmouth College and an M.B.A. from Harvard Business School. We believe Mr. Scholnick is qualified to serve as a member of our Board because of his extensive experience in the venture capital industry and his knowledge of technology companies.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Lewis Cirne founded our company and has served as our Chief Executive Officer since February 2008 and as a member of our Board since February 2008. From 1998 to 2001, Mr. Cirne was founder and Chief Executive Officer, and from 2001 to 2006, he was Chief Technology Officer, of Wily Technology, Inc. Prior to Wily Technology, Inc., Mr. Cirne held engineering positions at Apple Inc. and Hummingbird Ltd. Mr. Cirne holds an A.B. in Computer Science from Dartmouth College. We believe that Mr. Cirne is qualified to serve as a member of our Board because of his operational and historical expertise gained from serving as our Chief Executive Officer. As our founder and the longest serving member of our Board, we also value his deep understanding of our business as it has evolved over time.

Peter Fenton has served as a member of our Board since February 2008 and has served as our Chairman since November 2008. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark Capital Partners, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of Yelp Inc., Twitter, Inc., Zendesk, Inc., Hortonworks Inc., and a number of privately-held companies. Mr. Fenton holds a B.A. in Philosophy and an M.B.A. from Stanford University. We believe Mr. Fenton is qualified to serve as a member of our Board because of his extensive experience in the venture capital industry and his knowledge of technology companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Board has undertaken a review of its composition, the composition of its committees, and the independence of each director. Our Board has determined that, other than Mr. Cirne, by virtue of his position as Chief Executive Officer, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

The Board has an independent Chairman, Mr. Fenton, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas, and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.

Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets periodically with senior management responsible for the Company’s risk management, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. The Board as a whole and the various standing committees receive periodic reports from the head of the Company’s legal and operations groups, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors

The Board met seven times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. In addition, as required under applicable NYSE listing standards, in the fiscal year ended March 31, 2015, the Company’s independent, non-management directors met two times in regularly scheduled executive sessions at which only independent, non-management directors were present.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended March 31, 2015 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Lewis Cirne
Peter L.S. Currie	X	*	X
Peter Fenton			X	*
Sarah Friar	X
Adam Messinger					X
Dan Scholnick	X				X	*

Total meetings in fiscal year:	3		4		0

*	Committee Chairperson

Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The Board has adopted a written charter for each of the committees below that is available to stockholders on the Company’s website at http://ir.newrelic.com.

Audit Committee

Our Audit Committee consists of Peter L.S. Currie, Dan Scholnick, and Sarah Friar, each of whom satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Mr. Currie. Our Board has determined that each member of the Audit

Committee is an “audit committee financial expert” within the meaning of SEC regulations and has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The primary functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•	monitoring the rotation of partners on our engagement team of our independent registered public accounting firm;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related party transactions;

•	reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy, and effectiveness of our financial controls;

•	conducting a periodic assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, or auditing matters.

Compensation Committee

Our Compensation Committee consists of Peter Fenton and Peter Currie, each of whom our Board has determined to be independent under the NYSE listing standards and the rules and regulations of the SEC, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The chair of our Compensation Committee is Mr. Fenton. The primary functions of this committee include:

•	determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	evaluating and administering the equity incentive plans, compensation plans, and similar programs advisable for us, as well as recommending to our Board the adoption, modification, or termination of such plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to our Board its inclusion in our periodic reports to be filed with the SEC; and

•	reviewing and evaluating, periodically, the performance of the Compensation Committee and the adequacy of its charter.

Compensation Committee Processes and Procedures

The Compensation Committee meets periodically during each fiscal year, with such frequency as it determines to be appropriate under the circumstances. The agenda for each meeting is usually developed by the chair of the

Compensation Committee, in consultation with management. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities, and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting, or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration the various factors prescribed by the SEC and NYSE that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

In January 2014, the Board engaged Compensia, Inc. (“Compensia”) as a compensation consultant to serve the Compensation Committee once it was formed. The Board requested that Compensia:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals;

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy; and

•	develop a board of directors compensation policy appropriate for the Company as a publicly-held company.

As part of its engagement, Compensia provided guidance to the Board and Compensation Committee in developing a comparative group of companies and performed analyses of competitive performance and compensation levels for that group. The Compensation Committee regularly met in executive session with executive officers and representatives of Compensia to discuss the Company’s compensation history, philosophy, key performance metrics, and strategic goals. Compensia ultimately developed recommendations that were submitted to the Compensation Committee for its consideration. Following an active dialogue with Compensia and further discussions with management, the Compensation Committee ultimately approved an executive compensation program and reported to the full Board. In June 2015, the Compensation Committee, taking into account the various factors prescribed by the SEC and NYSE described above, reaffirmed the independence of Compensia as a compensation advisor.

Historically, the Compensation Committee has determined bonus awards and established new performance objectives at one or more meetings held during the first quarter of the fiscal year and has made significant adjustments to annual compensation and equity awards periodically, as events warrant. The Compensation Committee also considers matters related to individual compensation, high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, periodically throughout the year. Our executive officers may attend meetings of the Compensation Committee to present information and answer questions or make recommendations to the Compensation Committee regarding compensation for officers other than for themselves. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. The Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels, and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, if any, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Messrs. Fenton and Currie. None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Adam Messinger and Dan Scholnick, each of whom our Board has determined to be independent under the NYSE listing standards. The chair of our Nominating and Corporate Governance Committee is Mr. Scholnick. The primary functions of this committee include:

•	reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;

•	reviewing and recommending to our Board the compensation of our directors;

•	reviewing and recommending to our Board any amendments to our corporate governance principles; and

•	reviewing and assessing, periodically, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee will also take into account the results of the Board’s self-evaluation, which will be conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance

Committee believes that it is in the best position to identify, review, evaluate, and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications With The Board Of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at http://ir.newrelic.com. In addition, any interested person may communicate directly with the presiding director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on the Company’s website at http://ir.newrelic.com.

Code of Conduct

Our Board has adopted a Code of Conduct, which applies to all officers, directors, and employees, in order to maintain the highest standards of business conduct and ethics. The Code of Conduct is available on the Company’s website at http://ir.newrelic.com. We intend to disclose any amendments to this code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Corporate Governance Guidelines

In June 2014, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available on the Company’s website at http://ir.newrelic.com.

Other Policies

Our insider trading policies prohibit our employees and directors from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging, inherently speculative transaction, or similar transaction designed to decrease the risks associated with holding Company securities. In addition, our directors and executive officers and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policies are prohibited from pledging Company securities as collateral for loans, and may not hold Company securities in margin accounts.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company’s financial statements since the fiscal year ended March 31, 2011. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended March 31, 2015 and March 31, 2014, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2015	2014
	(in thousands)
Audit Fees(1)	$1,336	$564
Audit-related Fees(2)	10	—
Tax Fees(3)	—	112
All Other Fees	—	—

Total Fees	$1,346	$676

(1)	Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The audit fees also include fees for professional services provided in connection with our initial public offering, incurred during the fiscal years ended March 31, 2015 and 2014, including comfort letters, consents, and review of documents filed with the SEC.
(2)	Audit-related fees for the fiscal year ended March 31, 2015 consist of fees for professional services provided in connection with our Registration Statement on Form S-8 filed during the third fiscal quarter.
(3)	Tax fees for the fiscal year ended March 31, 2014 consist of fees for services related to the preparation of federal and state income tax returns, tax consulting services, and a Section 382 analysis.

All fees described above were pre-approved by the Board or the Audit Committee.

In October 2011, the Company entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has the authority to pre-approve audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The committee can pre-approve, among other things, specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2015 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

Peter L.S. Currie

Sarah Friar

Dan Scholnick

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 1, 2015, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

Our calculation of the percentage of beneficial ownership is based on 47,224,549 shares of our common stock outstanding as of June 1, 2015. Common stock subject to stock options currently exercisable or exercisable within 60 days of June 1, 2015 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

The table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o New Relic, Inc., 188 Spear Street, Suite 1200, San Francisco, California 94105.

Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
Lewis Cirne(1)	11,277,724	23.8%
Chris Cook(2)	1,360,834	2.8%
Mark Sachleben(3)	1,287,791	2.7%
Peter L.S. Currie(4)	100,000	*
Peter Fenton(5)	9,018,402	19.1%
Sarah Friar(6)	45,520	*
Adam Messinger(7)	40,000	*
Dan Scholnick(8)	5,583,723	11.8%
All executive officers and directors as a group (10 persons)(9):	29,070,243	58.8%
5% Stockholders:
Benchmark Capital Partners VI, L.P.(5)	9,018,402	19.1%
Entities affiliated with Trinity Ventures(8)	5,583,723	11.8%

*	Represents beneficial ownership of less than 1% of the outstanding common stock.
(1)	Consists of 250,000 shares held by J.P. Morgan Trust Company of Delaware, as Trustee of the Cirne Family 2012 Irrevocable Trust, 10,848,974 shares held by Lewis Cirne and his spouse, as Trustees of the Cirne Family Revocable Trust UAD March 20, 2012, and 178,750 shares of common stock issuable pursuant to a stock option exercisable within 60 days of June 1, 2015.
(2)	Consists of 1,360,834 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 1, 2015, of which 158,334 shares were unvested, but were early exercisable, as of 60 days after June 1, 2015.

(3)	Consists of 1,037,791 shares held by trusts for which Mr. Sachleben and his spouse are the trustees and 250,000 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 1, 2015, of which 46,876 shares were unvested, but were early exercisable, as of 60 days after June 1, 2015.
(4)	Consists of 100,000 shares of common stock held by Mr. Currie, of which 43,750 shares would be subject to repurchase by us as of 60 days after June 1, 2015.
(5)	Consists of 9,018,402 shares held directly by Benchmark Capital Partners VI, L.P. for itself and as nominee for Benchmark Founders’ Fund VI, L.P., Benchmark Founders’ Fund VI-B, L.P., and related individuals. Benchmark Capital Management Co. VI, L.L.C. is the general partner of each of Benchmark Capital Partners VI, L.P., Benchmark Founders’ Fund VI, L.P., and Benchmark Founders’ Fund VI-B, L.P. Mr. Fenton, a member of our Board, Alexandre Balkanski, Matthew R, Cohler, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Steven M. Spurlock, and Mitchell H. Lasky are the managing members of Benchmark Capital Management Co. VI, L.L.C. and, therefore, may be deemed to hold voting and dispositive power over the shares held by Benchmark Capital Partners VI, L.P. The address for each of these entities is 2965 Woodside Road, Woodside, California 94062.
(6)	Consists of 45,520 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 1, 2015.
(7)	Consists of 40,000 shares of common stock held by Mr. Messinger, of which 27,500 shares would be subject to repurchase by us as of 60 days after June 1, 2015.
(8)	Consists of 5,434,232 shares held by Trinity Ventures IX, L.P., 84,978 shares held by Trinity IX Entrepreneurs’ Fund, L.P., and 64,513 shares held by Trinity IX Side-By-Side Fund, L.P. Mr. Scholnick, a member of our Board, is a Member of Trinity TVL IX, L.L.C. (“Trinity TVL IX”), whose Management Members are Lawrence K. Orr, Noel J. Fenton, Fred Wang, Augustus O. Tai, and Patricia E. Nakache (together with Mr. Scholnick, the “Trinity Members”). Trinity TVL IX is the general partner of each of these entities and, therefore, Trinity TVL IX and the Trinity Members may be deemed to share voting and dispositive power with respect to the shares held by Trinity Ventures IX, L.P., Trinity IX Entrepreneurs’ Fund, L.P., and Trinity IX Side-By-Side Fund, L.P. The address for each of the Trinity Ventures entities is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.
(9)	Consists of 26,878,890 shares of common stock and 2,191,353 shares of common stock issuable pursuant to options exercisable within 60 days after June 1, 2015, of which 205,210 shares were unvested, but were early exercisable, as of 60 days after June 1, 2015, and of which 71,250 shares would be subject to repurchase by us as of 60 days after June 1, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2015, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that during the fiscal year ended March 31, 2015, Ms. Friar timely filed a Form 3 report but due to an inadvertent error the Form 3 report did not include a stock option grant she held as of the date of such report. This error was corrected by amending such report.

EXECUTIVE OFFICERS AND OTHER EXECUTIVE MANAGEMENT

The following table sets forth certain information with respect to our executive officers as of June 1, 2015. Biographical information with regard to Mr. Cirne is presented under “Proposal No. 1—Election of Directors” in this Proxy Statement.

Name	Age	Position(s)
Lewis Cirne	45	Founder, Chief Executive Officer, and Director
Chris Cook	52	President and Chief Operating Officer
Hilarie Koplow-McAdams	51	Chief Revenue Officer
Mark Sachleben	50	Chief Financial Officer
Robin Schulman	42	Vice President, General Counsel, and Secretary

Chris Cook has served as our President and Chief Operating Officer since September 2011. From March 2006 to July 2011, Mr. Cook served as Corporate Senior Vice President and General Manager, Service Assurance at CA, Inc., a software and services company. From March 2005 to March 2006, Mr. Cook was Senior Vice President, Worldwide Field Operations at Wily Technology, Inc., an application performance company. Mr. Cook holds a B.S. in Mechanical Engineering from the University of Colorado at Boulder.

Hilarie Koplow-McAdams has been our Chief Revenue Officer since December 2013. From April 2013 to November 2013, Ms. Koplow-McAdams served as President of Global Sales at salesforce.com, inc., a software company. Ms. Koplow-McAdams also held a variety of other positions at salesforce.com, including President of the Commercial and SMB unit from February 2012 to April 2013, Executive Vice President of Worldwide Sales from May 2010 to February 2012, and Executive Vice President of Global Corporate Sales from May 2008 to May 2010. From 2006 to 2008, Ms. Koplow-McAdams served as Vice President of Direct Sales at Intuit Inc., a software company. In addition, Ms. Koplow-McAdams previously served in various senior sales roles at Oracle Corporation, a computer technology company. Her last position held at that company was Senior Vice President of Oracle Direct. Ms. Koplow-McAdams holds a B.A. in Sociology from Mills College and a Masters of Arts in Public Policy from the University of Chicago.

Mark Sachleben has served as our Chief Financial Officer since April 2008. From December 1999 to March 2006, Mr. Sachleben served as Vice President of Finance at Wily Technology, Inc., an application performance company. Mr. Sachleben holds an M.B.A. from Stanford University and an A.B. in Engineering Science and B.S. in Fluid and Mechanical Engineering from Dartmouth College.

Robin J. Schulman has served as our Vice President, General Counsel, and Secretary since December 2013. Prior to that, Ms. Schulman was Legal Counsel for Adobe Systems Incorporated, a software company, from May 2010 to December 2013. Ms. Schulman was an associate at Fenwick & West LLP, a law firm, from October 2006 to April 2010. Ms. Schulman holds a B.F.A. in dramatic writing from New York University and a J.D. from Rutgers School of Law.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation awarded to or earned by the executive officers listed below during the fiscal year ended March 31, 2015 and March 31, 2014. As an emerging growth company, we may comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. Throughout this Proxy Statement, these officers are referred to as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Lewis Cirne	2015	300,000	—	—	6,058,507	177,985	4,000	6,540,492
Chief Executive Officer	2014	240,000	—	—	—	127,435	—	367,435

Chris Cook	2015	300,000	—	162,150	158,619	137,894	4,000	762,663
President and Chief Operating Officer	2014	268,755	—	—	—	113,782	—	382,537

Mark Sachleben	2015	300,000	—	810,750	793,096	134,588	4,000	2,042,434
Chief Financial Officer	2014	243,756	—	—	—	45,513	—	289,269

(1)	Amounts shown in this column represent the aggregate grant date fair value of restricted stock unit awards granted to our named executive officers, computed in accordance with FASB ASC Topic No. 718. Assumptions used in the calculations of these amounts are included in note 10 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2015.
(2)	Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of the stock options granted in the respective fiscal years represented, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in note 10 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2015. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our named executive officers will only realize compensation if the options are exercised when the price of our common stock is greater than the respective exercise prices.
(3)	Amounts in this column represent accumulated quarterly payouts for the respective fiscal years represented based on achievement of metrics related to annual recurring revenue, deployments, and operating cash flow for such fiscal year.
(4)	Amounts in this column represent payments to retirement savings plans, or 401(k) plans, pursuant to our employer matching contribution program on employee contributions.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2015

The following table shows information regarding outstanding equity awards at the fiscal year ended March 31, 2015 for the named executive officers. Each award set forth below is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us following a change in control, as described under “—Potential Payments Upon Termination or Change in Control.”

Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Lewis Cirne	4/1/2014	131,083	583,917	(1)	16.93	5/14/2024
Chris Cook	9/6/2011	1,110,834	—	(2)(3)	1.10	10/4/2021
	9/1/2012	250,000	—	(3)(4)	3.19	6/5/2022
	12/15/2014	—	14,100	(2)	23.00	12/10/2024
	12/15/2014						7,050	(6)	244,635	(7)
Mark Sachleben	4/12/2012	250,000	—	(3)(5)	3.19	6/5/2022
	12/15/2014	—	70,500	(2)	23.00	12/10/2024
	12/15/2014						35,250	(6)	1,223,175	(7)

(1)	The shares subject to the stock option vest over a five year period, with 1/60th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.
(2)	The shares subject to the stock option vest over a four year period, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the shares vesting each month, subject to continued service with us through each vesting date.
(3)	The shares subject to the stock option may be early exercised.
(4)	The shares subject to the stock option vest as to 150,000 shares in equal monthly increments over the first three years and as to the remaining 100,000 shares in equal monthly increments in the fourth year, subject to continued service with us through each vesting date.
(5)	The shares subject to the stock option vest over a four year period, with 1/48th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.
(6)	The shares subject to the restricted stock unit award vest over a four year period, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and thereafter 1/16th of the shares vesting each quarter, subject to continued service with us through each vesting date.
(7)	Represents the market value of the unvested shares subject to the RSU based on the closing price of our common stock on March 31, 2015, which was $34.70 per share.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

We currently do not have employment agreements with any of our named executive officers. All of our named executive officers are employed on an at-will basis, with no fixed term of employment. Two of our named executive officers joined us pursuant to the terms of their respective offer letters, each of which is described below. Each offer letter also contains standard terms related to vacation and participation in our employee benefit plans, and in addition, requires execution of our form of confidential information and proprietary information agreement. In addition, we have entered into change in control severance agreements with each of our named executive officers, the terms of which were approved by our Board. Any potential payments and benefits due upon a termination of employment or a change in control of us are further described below under “—Potential Payments Upon Termination or Change in Control.”

Lewis Cirne

As a founder, Mr. Cirne did not join us pursuant to an offer letter or any other formal arrangement or understanding regarding his employment. We currently have no employment agreement with Mr. Cirne, and we currently do not anticipate entering into one in the future. Mr. Cirne is an at-will employee. His current base salary is $300,000 and his target annual bonus is 67% of his base salary, payable quarterly on the basis of achievement of individual, group, and corporate goals historically determined by the Compensation Committee. See “Information Regarding the Board of Directors and Corporate Governance—Information Regarding Committees of the Board of Directors—Compensation Committee” above.

Chris Cook

Mr. Cook is a party to an offer letter with us dated June 14, 2011 pursuant to which he agreed to serve as our President and Chief Operating Officer. Under this offer letter, Mr. Cook was granted an option to purchase 1,200,000 shares of our common stock at an exercise price of $1.10 per share, with vesting to occur over a four-year period. His current base salary is $300,000 and his target annual bonus is 60% of his base salary, payable quarterly on the basis of achievement of individual, group, and corporate goals historically determined by the Compensation Committee. See “Information Regarding the Board of Directors and Corporate Governance—Information Regarding Committees of the Board of Directors—Compensation Committee” above.

Mark Sachleben

Mr. Sachleben is a party to an offer letter with us dated February 4, 2008 pursuant to which he serves as our Chief Financial Officer. Under this offer letter, Mr. Sachleben was granted an option to purchase 1,225,000 shares of our common stock at an exercise price of $0.06 per share, with vesting to occur over a four-year period. His current base salary is $300,000 and his target annual bonus is 50% of his base salary, payable quarterly on the basis of achievement of individual, group, and corporate goals historically determined by the Compensation Committee. See “Information Regarding the Board of Directors and Corporate Governance—Information Regarding Committees of the Board of Directors—Compensation Committee” above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In November 2014, our Compensation Committee approved a form of change in control severance agreement, which each of our named executive officers entered into in December 2014. Under the agreements, severance benefits are payable in connection with or within 12 months following a change in control upon an executive’s involuntary termination of employment by us without cause (other than as a result of death or disability) or the executive’s termination of employment for good reason; and for terminations not in connection with a change of control, upon an executive’s involuntary termination of employment by us without cause (other than as a result of death or disability). Under the agreements, benefit levels are based on tiers, with executives in higher positions generally receiving greater benefits. In all cases, receipt of benefits is subject to the executive executing a release and waiver of claims in favor of us.

For a qualifying termination not in connection with a change in control, the benefits consist of a salary continuation payment determined as a number of months of base salary, and continuation (or reimbursement) of health benefit premiums for that same period. For our Chief Executive Officer (in Tier 1), the salary and benefit continuation period is 12 months; and for executives in Tier 2 (including Mr. Cook and Mr. Sachleben), the salary and benefit continuation period is six months.

For a qualifying termination in connection with or within 12 months after a change in control, the benefits consist of a lump sum cash payment determined as a number of months of base salary, continuation or reimbursement of health benefit premiums for the number of months used to determine the lump sum cash payment, plus accelerated vesting of all outstanding equity awards then held by the executive. For our Chief Executive Officer (in Tier 1), the cash lump sum payment is equal to 18 months of base pay, with 18 months of benefit continuation; and for executives in Tier 2 (including Mr. Cook and Mr. Sachleben), the cash lump sum payment is equal to 12 months of base pay, with 12 months of benefit continuation.

Under the agreements, the term “change in control” has the same meaning as under our 2014 Equity Incentive Plan. The term “cause” is defined as the executive’s (i) willful failure substantially to perform his duties and responsibilities to us or deliberate violation of our policies; (ii) commission of any act of fraud, embezzlement, dishonesty, or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (iii) unauthorized use or disclosure by the executive of any proprietary information or trade secrets of ours or any other party to whom the executive owes an obligation of nondisclosure as a result of his relationship with us; or (iv) willful breach of any of his obligations under any written agreement or covenant with us.

Under the agreements, the term “good reason” is defined as the executive’s resignation of his or her employment following the occurrence of any of the following without the executive’s written consent: (i) a material reduction in job duties, responsibilities, or authority inconsistent with the executive’s position with us; provided, however, that any such reduction or change after a change in control will not constitute good reason if the executive retains reasonably comparable duties, position, and responsibilities with respect to our business within the successor entity following a change in control; (ii) a material reduction of the executive’s then current base salary, representing a reduction of more than 10% of the executive’s then-current base salary; provided, that an across-the-board reduction in the salary level of all of our executive officers by the same percentage amount as part of a general salary level reduction will not constitute such a material salary reduction; (iii) the relocation of the executive’s principal place of employment to a place that increases the executive’s one-way commute by more than 50 miles as compared to the executive’s then-current principal place of employment immediately prior to such relocation; (iv) any material breach by us of the severance agreement or any other written agreement between us and the executive; or (v) the failure by any successor to our company to assume the obligations of the severance agreement; provided, that the executive gives written notice to us of the event forming the basis of the severance termination for good reason within 30 days after the date on which we give written notice to the executive of our affirmative decision to take an action set forth in clause (i), (ii), (iii), (iv) or (v) above, we fail to cure such basis for the good reason resignation within 30 days after receipt of the executive’s written notice, and the executive terminates his employment within 30 days following the expiration of the cure period.

If the total value of benefits payable to an executive in connection with a change in control termination would exceed the deductibility limits under Section 280G of the Code with respect to excess parachute payments, we will pay either the full amount of the benefits, or a reduced amount, whichever results in the greater after-tax benefit to the executive.

Employee Benefit Plans

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. We maintain a 401(k) plan for the benefit of our eligible employees, including our named executive officers, as discussed in the section below entitled “—401(k) Plan.”

401(k) Plan

We maintain a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. Employees’ pre-tax contributions are allocated to each participant’s individual account. Participants are immediately and fully vested in their contributions. We initiated an employer matching contribution program on employee contributions in the second quarter of the fiscal year ending March 31, 2015. We match 50% of employee contributions, up to $2,000 in matching contributions per calendar year for each employee. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

DIRECTOR COMPENSATION

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the fiscal year ended March 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
Peter L.S. Currie	—	—		—
Peter Fenton	—	—		—
Sarah Friar	—	—		—
Adam Messinger	—	677,200	(2)	677,200
Dan Scholnick	—	—		—

(1)	The amount in this column represents the aggregate grant date fair value of restricted stock awards granted to a non-employee director, computed in accordance with FASB ASC Topic No. 718. Assumptions used in the calculations of these amounts are included in note 10 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2015.
(2)	The shares subject to this restricted stock award vest over a four year period, with 1/8th of the shares vesting on October 31, 2014, which is the six-month anniversary of the vesting commencement date, and thereafter 1/48th of the shares vesting each month, subject to continued service with us through each vesting date.

Our Chief Executive Officer does not receive additional compensation for his service on our Board. In addition, given the value of the investments made by certain of our non-employee directors or their affiliated funds, as well as the internal policies of certain of those funds, we do not currently provide certain non-employee directors who are affiliated with an institutional or venture investor of our company with compensation for their service on our Board.

Beginning April 1, 2015, non-employee directors, other than Mr. Fenton and Mr. Scholnick due to their affiliations with Benchmark Capital Partners and Trinity, respectively, receive the following cash compensation for Board and Board committee services, as applicable, paid on a quarterly basis in arrears:

•	$30,000 per year for service as a Board member;

•	$18,000 per year for service as the chair of the Audit Committee and $9,000 per year for service as a member (other than as chair) of the Audit Committee;

•	$18,000 per year for service as the chair of the Compensation Committee and $9,000 per year for service as a member (other than as chair) of the Compensation Committee; and

•	$6,000 per year for service as the chair of the Nominating and Corporate Governance Committee and $3,000 per year for service as a member (other than as chair) of the Nominating and Corporate Governance Committee.

In addition, each non-employee director, other than Mr. Fenton and Mr. Scholnick, will automatically, on the date of each Annual Meeting of Stockholders, be granted (i) a nonstatutory stock option to purchase a number of shares of common stock having an initial value of $80,000 and (ii) RSUs with an initial value of $80,000. The awards will begin on the later of (i) the 2016 Annual Meeting of Stockholders and (ii) the first Annual Meeting of Stockholders occurring at least three years following the date such non-employee director commenced his or her service on the Board. Of our existing directors, only Mr. Currie will be eligible to receive such compensation at the 2016 Annual Meeting of Stockholders.

We also reimburse certain non-employee directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2015.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs	Weighted Average Exercise Price of Outstanding Options(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(4)
Equity Compensation Plans Approved By Stockholders(1)	10,145,137	$10.08	6,148,501
Equity Compensation Plans Not Approved By Stockholders(2)	128,507	N/A	N/A

Total	10,273,644	$10.08	6,148,501

(1)	Includes securities issuable under our 2008 Equity Incentive Plan (the “2008 Plan”), 2014 Equity Incentive Plan (the “2014 Plan”), and 2014 Employee Stock Purchase Plan (the “2014 ESPP”). We terminated the 2008 Plan in connection with the adoption of the 2014 Plan. No new awards may be granted under the 2008 Plan following its termination, but awards outstanding at the time of termination remain outstanding in accordance with their terms.
(2)	Includes securities issuable in connection with our acquisition of Few Ducks, S.L., contingent upon the continuous employment of certain employees.
(3)	Excludes restricted stock unit awards because they have no exercise price.
(4)	As of March 31, 2015, we had not commenced any offering under the 2014 ESPP. Pursuant to the terms of our 2014 Plan and 2014 ESPP, an additional 2,355,847 and 471,169 shares of common stock were added to the 2014 Plan and 2014 ESPP, respectively, effective April 1, 2015.

TRANSACTIONS WITH RELATED PERSONS

Other than compensation arrangements with our named executive officers and directors described in the sections entitled “Executive Compensation” and “Director Compensation,” we describe below any transactions since April 1, 2014 to which we were or are a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

INVESTOR RIGHTS AGREEMENT

In April 2014, we entered into an Amended and Restated Investor Rights Agreement, which we refer to as our investor rights agreement, with certain holders of our then-outstanding convertible preferred stock, including Benchmark Capital Partners VI, L.P. and entities affiliated with Trinity Ventures, entities with which our directors Peter Fenton and Dan Scholnick, respectively, are affiliated. The holders of an aggregate of approximately 24.9 million shares of our common stock as of March 31, 2015, have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders.

INDEMNIFICATION AGREEMENTS

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with each of our current directors, executive officers, and some of our employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into after presentation, consideration, and approval by our Board.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are New Relic stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or the Company. Direct your written request to the Company to our Corporate Secretary at New Relic, Inc., 188 Spear Street, Suite 1200, San Francisco, California 94105, or contact our Corporate Secretary at (650) 777-7600.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Robin Schulman

Robin Schulman
Vice President, General Counsel, and Secretary

July 2, 2015

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 is available without charge upon written request to: Corporate Secretary, New Relic, Inc., 188 Spear Street, Suite 1200, San Francisco, California 94105.

VOTE BY INTERNET - www.proxyvote.com
NEW RELIC, INC. 188 SPEAR STREET, SUITE 1200 SAN FRANCISCO, CA 94105	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M94158-P67244 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NEW RELIC, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
01) Sarah Friar 02) Adam Messinger

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.

To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the company for its fiscal year ending March 31, 2016.

								☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
In the event of a change of address, please check this box and write the new address on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report on Form 10-K and the Notice and Proxy Statement for the 2015 Annual Meeting are

available at www.proxyvote.com.

M94159-P67244

NEW RELIC, INC. Annual Meeting of Stockholders August 18, 2015 9:00 AM This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of New Relic, Inc. hereby acknowledges receipt of the Annual Report on Form 10-K and the Notice and Proxy Statement for the 2015 Annual Meeting and hereby appoints Lewis Cirne and Mark Sachleben, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of New Relic, Inc. to be held on Tuesday, August 18, 2015 at 9:00 a.m. local time at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, California 94111, and at any adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, AND, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, AS SAID PROXIES DEEM ADVISABLE.

Address Change:

(If you noted an address change above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side